                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             KELLEY OIL & GAS CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 $2.625 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [X] (A fee is not required only if the Filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 487906208                   13G                PAGE 2 OF 7 PAGES
--------------------------------------------------------------------------------

================================================================================
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              FREEDOM SECURITIES CORPORATION, F/K/A/ JOHN HANCOCK FREEDOM SECURITIES CORPORATION
              I.R.S. NO. 13-3121913

================================================================================
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
              NOT APPLICABLE                                    (b) [_]

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

              COMMONWEALTH OF MASSACHUSETTS

================================================================================
                     5    SOLE VOTING POWER

     NUMBER OF                  0

      SHARES       -------------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                                0
     OWNED BY
                   -------------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING                   0

      PERSON       -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                                0

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              NONE, EXCEPT THROUGH ITS INDIRECT, WHOLLY-OWNED SUBSIDIARY, TUCKER ANTHONY INCORPORATED

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              NOT APPLICABLE

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              SEE LINE 9 ABOVE

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

              HC

================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
  CUSIP No. 487906208                   13G                PAGE 3 OF 7 PAGES
------------------------------------------------------------------------------

==============================================================================
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     TUCKER ANTHONY HOLDING CORPORATION
                     I.R.S. NO. 13-3419808

==============================================================================
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
              NOT APPLICABLE                                    (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

              COMMONWEALTH OF MASSACHUSETTS

==============================================================================
                     5    SOLE VOTING POWER

     NUMBER OF                  0

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                                0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING                   0

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                                0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              NONE, EXCEPT THROUGH ITS INDIRECT, WHOLLY-OWNED SUBSIDIARY, TUCKER ANTHONY INCORPORATED

------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              NOT APPLICABLE

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              SEE LINE 9 ABOVE

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

              HC

==============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------------------------------------
  CUSIP No. 487906208                   13G                PAGE 4 OF 7 PAGES
------------------------------------------------------------------------------

===============================================================================
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     TUCKER ANTHONY INCORPORATED
                     I.R.S. NO. 04-2566229

===============================================================================
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
              NOT APPLICABLE                                    (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY



===============================================================================
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

              COMMONWEALTH OF MASSACHUSETTS

===============================================================================
                     5    SOLE VOTING POWER

     NUMBER OF                8,000

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                                0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING                   0

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                              8,000
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              NONE, EXCEPT THROUGH ITS INDIRECT, WHOLLY-OWNED SUBSIDIARY, TUCKER ANTHONY INCORPORATED

------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              NOT APPLICABLE

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.5%

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

              BD

===============================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)     Name of Issuer:
              --------------
              Kelley Oil & Gas Corp.

Item 1(b)     Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              601 Jefferson, Suite 1100
              Houston, Texas 77002

Item 2(a)     Name of Company Filing:
              ----------------------
              Freedom Securities Corporation, formally known as John Hancock Freedom Securities Corporation, ("Freedom"), and Freedom's wholly-owned subsidiaries, Tucker Anthony Holding Corporation ("TA Holding") and TA Holding's wholly-owned subsidiary, Tucker Anthony Incorporated ("Tucker"). See Exhibit A

Item 2(b)     Address of Principal Business Office or, if None, Residence:
              -----------------------------------------------------------
              The principal offices of Freedom, TA Holding and Tucker are located at One Beacon Street, Boston, Massachusetts 02108

Item 2(c)     Citizenship:
              -----------
              Freedom, TA Holding and Tucker are Massachusetts Corporations

Item 2(d)     Title of Class of Securities:
              ----------------------------
              $2.625 Convertible Exchangeable Preferred Stock

Item 2(e)     Cusip Number:
              ------------
              487906208

Item 3 If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
              -------------------------------------

FREEDOM:      (g)   X    Parent Holding Company in accordance with
                  -----  (S) 240.13d-1(b)(ii)(G)

TA HOLDING:  (g)    X    Parent Holding Company in accordance with
                  -----  (S) 240.13d-1(b)(ii)(G)

TUCKER:      (a)    X    Broker or Dealer registered under (S)15 of the Act
                  -----

Item 4       Ownership:
             ---------
             Not applicable

Item 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------
             The reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities

Item 6       Ownership of More than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------
             Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                 --------------------------------------------------------
             Not applicable

Item 8       Identification and Classification of the Members of the Group:
             -------------------------------------------------------------
             Not applicable

Item 9       Notice of Dissolution of Group:
             ------------------------------
             Not applicable

Item 10      Certification:
             -------------
             Not applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    FREEDOM SECURITIES
                                    CORPORATION
                                    F/K/A JOHN HANCOCK FREEDOM
                                    SECURITIES CORPORATION

                                    By:              /S/
                                           ------------------------

                                    Name:  Kevin J. McKay
                                           ------------------------

Dated:    April 11, 1997            Title: Executive Vice President
                                           ------------------------

                                    TUCKER ANTHONY HOLDING
                                    CORPORATION

                                    By:              /S/
                                           ------------------------

                                   Name:   Kevin J. McKay
                                           ------------------------

Dated:    April 11, 1997           Title:  Vice President
                                           ------------------------


                                    TUCKER ANTHONY INCORPORATED

                                    By:               /S/
                                           ------------------------

                                    Name:  Marc Menchel
                                           ------------------------

Dated:    April 11, 1997            Title: Executive Vice President
                                           ------------------------

                                                                  EXHIBIT A



                            JOINT FILING AGREEMENT
                            ----------------------


Freedom Securities Corporation, Tucker Anthony Holding Corporation, and Tucker Anthony Incorporated hereby agree that the amended Schedule 13G to which this Agreement is attached relating to certain securities of Kelley Oil & Gas Corp., is filed on behalf of each of them.


                                    FREEDOM SECURITIES
                                    CORPORATION
                                    F/K/A JOHN HANCOCK FREEDOM
                                    SECURITIES CORPORATION

                                    By:                /S/
                                            ------------------------

                                    Name:   Kevin J. McKay
                                            ------------------------

Dated:        April 11, 1997        Title:  Executive Vice President
                                            ------------------------


                                    TUCKER ANTHONY HOLDING
                                    CORPORATION

                                    By:                /S/
                                            ------------------------

                                    Name:   Kevin J. McKay
                                            ------------------------

Dated:        April 11, 1997        Title:  Vice President
                                            ------------------------



                                    TUCKER ANTHONY INCORPORATED

                                    By:                /S/
                                            ------------------------

                                    Name:   Marc Menchel
                                            ------------------------

Dated:        April 11, 1997        Title:  Executive Vice President
                                            ------------------------